STOCKHOLDERS AGREEMENT

            STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of June 2, 1999, between Franklin Covey Co., a Utah corporation (the "Company"), and Knowledge Capital Investment Group, a Texas general partnership (the "Purchaser" and together with its Permitted Transferees, the "Investor").

            A. The Company and Purchaser have entered into a Stock Purchase Agreement, dated May 11, 1999 (as amended from time to time, the "SPA"), pursuant to which, among other things, on the terms and subject to the conditions thereof, Purchaser will acquire certain shares of Series A Preferred Stock of the Company (the "Series A Preferred") that are convertible into common stock of the Company ("Common Stock" and, together with the Series A Preferred, the "Securities").

            B. The Company and Purchaser desire to make certain provisions in respect of their relationship.

            NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                 I. DEFINITIONS

            1.1 Definitions. Capitalized terms used herein but not defined have the meaning assigned to them in the SPA. In addition to the terms defined elsewhere herein, as used herein, the following terms have the following meanings when used herein with initial capital letters:

            (a) "Affiliate" of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the

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management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

            (b) "Assumption Agreement" means a writing in substantially the form of Exhibit A hereto.

            (c) A Person will be deemed the "beneficial owner" of, and will be deemed to "beneficially own", and will be deemed to have "beneficial ownership" of:

                  (i) any securities that such Person or any of such Person's
            Affiliates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement; and

                  (ii) any securities (the "underlying securities") that such
            Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person will also be deemed to be the beneficial owner of the securities convertible into or exchangeable for the underlying securities).

            (d) "Board" means the Board of Directors of the Company.

            (e) "Board Approval" means the approval of a majority of the members of the Board who (a) are not officers or employees of the Company or any of its Affiliates and (b) have not been designated for election to the Board by Purchaser pursuant to Article III.

            (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            (g) "Initial Purchaser Shares" means the number of shares equal to the shares of Series A Preferred purchased by Purchaser pursuant to the SPA plus the Series A Preferred equivalent of any shares of Common Stock received by Purchaser


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upon conversion of the Series A Preferred so purchased (which equivalent number of shares of Series A Preferred will be equal to the product of (i) the total number of shares of Common Stock, if any, into which any such Series A Preferred has been converted, (ii) multiplied by the conversion price in effect at the time of conversion, and (iii) divided by $100).

            (h) "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including without limitation a government or political subdivision or an agency or instrumentality thereof.

            (i) "Permitted Acquisition" means any acquisition of securities pursuant to or as contemplated by the SPA, including without limitation pursuant to the conversion of the Series A Preferred, or Section 2.1 of this Agreement and any additional acquisition of Securities that does not increase Purchaser's beneficial ownership of Common Stock by more than 10% in any 12 consecutive month period.

            (j) "Permitted Transferees" means any Person to whom Securities are Transferred in a Transfer not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee of any Investor (or a Permitted Transferee of a Permitted Transferee) so further Transfers shares of Common Stock and who is required to, and does, become bound by the terms of this Agreement.

            (k) "Public Offering" means the sale of shares of any class of the Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

            (l) "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, between Purchaser and the Company and any other registration rights agreement entered into in accordance with Article V.

            (m) "Restricted Securities" means any Voting Securities and any other securities convertible into, exchangeable for or exercisable for Voting Securities (whether immediately or otherwise), except any securities acquired pursuant to a Permitted Acquisition.


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            (n) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            (o) "Total Voting Power" means, at any time, the aggregate number of votes, which may then be cast by all holders of outstanding Voting Securities in the election of directors of the Company.

            (p) "Transfer" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law. Notwithstanding the foregoing, "Transfer" does not include any change of control of Purchaser or a successor of Purchaser.

            (q) "Voting Securities" means the Common Stock and the Series A Preferred (on an as-converted basis) and all other securities of the Company entitled to vote generally in the election of directors of the Company, except to the extent such voting rights are dependent upon the non-payment of dividends, events of default or bankruptcy or other events not in the ordinary course of business.


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

                                 II. STANDSTILL

            2.1. Acquisition of Restricted Securities. Without prior Board Approval, no Investor will purchase or otherwise acquire beneficial ownership of any Restricted Securities if after such acquisition the Investors would have, in the aggregate, beneficial ownership of 25% or more of the Total Voting Power (the "25% Threshold"), provided, however, that the foregoing restriction will not apply to any acquisition of Restricted Securities (i) pursuant to a rights offering (other than the rights offering of up to 750,000 additional shares of Series A Preferred contemplated by the SPA) made to all holders of Common Stock by the Company (including without limitation any standby underwriting or similar arrangements relating thereto) pursuant to Board Approval, (ii) that is approved prior to such acquisition by a majority of the members of the Board that are not Purchaser Designees or Affiliates or Associates of Investor or by the holders of a majority of the Total Voting Power, (iii) purchases of Common Stock upon exercise of conversion rights under any Series A Preferred, (iv) the acquisition of beneficial ownership of additional Series A Preferred pursuant to the terms thereof, and (v) in a Permitted Acquisition or any other transaction or series of transactions permitted or contemplated by this Agreement or the SPA.

            2.2. Other Restrictions. Without prior Board Approval, except as otherwise permitted hereunder, no Investor will do any of the following:

            (a) solicit proxies from other shareholders of the Company in opposition to a recommendation of the Board for any matter to be considered at any meeting of the shareholders of the Company, except matters on which a class vote of Series A Preferred is required or as permitted by this Agreement;

            (b) knowingly form, join or participate in or encourage the formation of a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any Voting Securities of the Company, other than a group consisting solely of Affiliates of Purchaser or the Company; or

            (c) deposit any Voting Securities of the Company into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof, other than any such trust, arrangement or agreement (i) the only


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

parties to, or beneficiaries of, which are Affiliates of an Investor; and (ii) the terms of which do not require or expressly permit any party thereto to act in a manner inconsistent with this Agreement.

            2.3. No Breach. No Investor will be deemed to have breached the terms of Section 2.1 above if Voting Securities beneficially owned by the Investors exceed the percentage limitation set forth in Section 2.1 due to any reduction in Total Voting Power or other action by the Company or due to any Investor's acquisition of Securities pursuant to a Permitted Acquisition.

                     III. BOARD REPRESENTATION; CONSULTATION

            3.1. Nomination and Voting. (a) Simultaneously herewith, the Company will elect three designees of Purchaser to the Board ("Purchaser Designees", one of whom will be named Chairman of the Board and each of which will be elected to a different class of directors to the extent the Board is divided into classes. The designee to be so named will be (i) Robert A. Whitman, (ii) if Mr. Whitman is unable or unwilling to serve, either Donald A. McNamara or Daniel A. Decker (as Purchaser designates), or (iii) if none of them is able or willing to serve, a nominee of Purchaser reasonably acceptable to the Company. The Company, at each meeting of stockholders of the Company at which directors are elected, will cause to be nominated for election as directors of the Company such number of persons determined in accordance with Section 3.1(c) who shall each be designated by Purchaser. The Company will solicit proxies from its stockholders for such nominees, vote all management proxies in favor of such nominees, except for such proxies that specifically indicate to the contrary and otherwise use its best efforts to cause such nominees to be elected to the Board as herein contemplated.

            (b) If any Purchaser Designee ceases to be a director of the Company, the Company will promptly upon the request of Purchaser cause a person designated by Purchaser to replace such director.

            (c) The number of Purchaser Designees will be such number no greater than three as Purchaser may from time to time designate, one of whom will be the Chairman of the Board.


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

            (d) The Company covenants that the total number of seats on the Board (including any vacant seats) will in no event exceed 15.

            (e) At all times after the date hereof, the Company shall ensure that at least one Purchaser Designee is a member of each committee of the Board other than the nominating committee.

            (f) Persons elected to the Board by holders of the Series A Preferred pursuant to Section 4(d) of the Company's Certificate of Designations for the Series A Preferred will be deemed to be designees of Purchaser for purposes of this Section 3.1.

            3.2. Director Fees. Designees of Purchaser will not be entitled to receive fees from the Company for their service as directors for any period during which II Management, L.L.C. receives a fee pursuant to the Monitoring Agreement, dated as of the date hereof, between the Company and II Management, L.L.C. (as amended from time to time).

            3.3. Consultation. Purchaser will have the right to consult with the Company, including its principal officers, and to participate in the drawing up of any recommendation or Company position, prior to its presentation to the Board of Directors (if applicable) or implementation, regarding the following:

      (a) the appointment and/or termination of the chief executive officer, chief operating officer, president and chief financial officer, or any person or persons fulfilling similar duties;

      (b) the remuneration, both cash and non-cash, and other benefits of the officers and of any managers of the Company with annual salaries in excess of $100,000;

      (c) the appointment and/or termination of the Company's auditors and accountants;

      (d)   the annual operating and capital budgets of the Company;


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

      (e) any deviation from the approved budgets referred to in paragraph (d) by more than 20 percent on any line item or 10 percent on the total budget; and

      (f) the Company's annual or long range strategic plans which incorporate specific business strategies, operating agenda, investment and disposition objectives, or capitalization and funding strategies.

The foregoing rights are in addition to any voting or other rights granted to Purchaser by any other document or agreement or by any law, rule or regulation.

            3.4. Access. The Company will, and will cause its subsidiaries and each of the Company's and its subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the members, officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours and without unreasonable interference with business operations, to the offices, properties, other facilities, books and records of the Company and each subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company or any Subsidiary and (b) furnish to the members, officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser, such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and its subsidiaries (or legible copies thereof) as Purchaser may from time to time reasonably request.

                           IV. TRANSFER OF SECURITIES

            4.1 Transferability. (a) Any Investor may Transfer all or any part of the Securities (i) if Section 4.2 is not applicable thereto, to any Person who duly executes and delivers an Assumption Agreement, (ii) if such Transfer is permitted or otherwise not prohibited by Section 4.2, to any Person, and (iii) without compliance with Section 4.2, (A) to any of their respective Affiliates or investors who duly execute and deliver to the Company an Assumption Agreement, (B) pursuant to a Public Offering or a transaction effected on the New York Stock


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

Exchange, or (C) to a "qualified institutional buyer" (as defined in Rule 144A of the Securities Act); provided, however, no Transfer will be permitted (other than pursuant to a Public Offering) pursuant to clauses (ii) and (iii)(A), (B) or (C) unless in connection therewith the Company has been furnished an opinion of such Investor's counsel (which counsel shall be reasonably acceptable to the Company, provided that any law firm having at least 100 lawyers, including associates and partners, shall be deemed acceptable, "Counsel") to the effect that such Transfer is exempt from or not subject to the registration requirements of Section 5 of the Securities Act, and (D) to a bank or other lender to secure indebtedness for borrowed money (either as a pledge or upon realization thereof).

            (b) In the event of any purported Transfer by any Investor of any Security not permitted by Section 4.1, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

            (c) Each certificate representing Securities issued to any Investor will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law (the "Legend"):

            "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT BETWEEN THE COMPANY, AND [INVESTOR], A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT."

            "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR ANY OTHER APPLICABLE LAW OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

The Legend will be removed by the Company by the delivery of substitute certificates without such Legend in the event of (i) a Transfer permitted by
Section 4.1 and in which the Transferee is not required to enter into an Assumption Agreement or (ii) the


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

termination of this Article IV pursuant to the terms of this Agreement, provided, however, that the second paragraph of such Legend will only be removed if at such time a legal opinion from counsel to the Transferee shall have been obtained to the effect that such legend is no longer required for purposes of applicable securities laws. In connection with the foregoing, the Company agrees that, if the Company is required to file reports under the Exchange Act, for so long as and to the extent necessary to permit any Investor to sell the Securities pursuant to Rule 144, the Company will use its reasonable best efforts to file, on a timely basis, all reports required to be filed with the SEC by it pursuant to Section 13 of the Exchange Act, furnish to the Investors upon request a written statement as to whether the Company has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 144 and otherwise use its reasonable efforts to permit such sales pursuant to Rule 144.

            4.2. Right of First Offer. (a) From the date hereof until the third anniversary of the date hereof (the "ROFO Period"), prior to any Investor effecting a Transfer other than a Transfer described in Section 4.1(a)(ii)(a "Third-Party Sale"), such Investor (the "Offering Stockholder") will deliver to the Company a written Notice (an "Offer Notice") specifying the amount of consideration (the "Offer Price") for which the Offering Stockholder proposes to sell the Securities to be offered in such Third-Party Sale (the "Offered Stock").

            (b) Prior to effecting a Third-Party Sale, the Offering Stockholder will negotiate with the Company in good faith concerning the possible sale to the Company of the Securities proposed or otherwise intended to be sold in a Third Party Sale for a period of 3 calendar days following the date on which the Company receives the Offer Notice. If the Company delivers to the Offering Stockholder a written Notice (an "Acceptance Notice") within such 3 calendar day period (such 3 calendar day period being referred to herein as the "ROFO Acceptance Period") stating that the Company is willing to purchase all of the Offered Stock for the Offer Price and on the other terms set forth in the Offer Notice, the Offering Stockholder will sell all of the Offered Stock to the Company, and the Company will purchase such Offered Stock from the Offering Stockholder, on the proposed terms and subject to the conditions set forth below.


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            (c) The consummation of any purchase of the Offered Stock by the
Company pursuant to this Section 4.2 (the "ROFO Closing") will occur no more than 20 calendar days following the delivery of the Acceptance Notice (such 20 calendar day period being referred to herein as the "ROFO Closing Period") at 10:00 a.m. (Eastern Time) at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022, or at such other time of day and place as may be mutually agreed upon by the Offering Stockholder and the Company. At the ROFO Closing, (i) the Company will deliver to the Offering Stockholder by certified or official bank check or wire transfer to an account designated by the Offering Stockholder an amount in immediately available funds equal to the Offer Price, (ii) the Offering Stockholder will deliver one or more certificates evidencing the Offered Stock, together with such other duly executed instruments or documents (executed by the Offering Stockholder) as may be reasonably requested by the Company to acquire the Offered Stock free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests, options, trusts, commitments and other restrictions of any kind whatsoever (collectively, "Encumbrances"), except for Encumbrances created by this agreement, federal or state securities laws or the Company or as specified in the Offer Notice ("Permitted Encumbrances"), and (iii) the Offering Stockholder will be deemed to represent and warrant to the Company that, upon the ROFO Closing, the Offering Stockholder will convey and the Company will acquire the entire record and beneficial ownership of, and good and valid title to, the Offered Stock, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

            (d) If no Acceptance Notice relating to the proposed Third-Party Sale is delivered to the Offering Stockholder prior to the expiration of the ROFO Acceptance Period, or an Acceptance Notice is so delivered to the Offering Stockholder but the ROFO Closing fails to occur prior to the expiration of the ROFO Closing Period (unless the Company was ready, willing and able prior to the expiration of the ROFO Closing Period to consummate the transactions to be consummated by the Company at the ROFO Closing), the Offering Stockholder may consummate the Third-Party Sale, but only (i) during the 180 calendar day period immediately following the expiration of the ROFO Acceptance Period (in the event that no Acceptance Notice was timely delivered to the Offering Stockholder) or the 180 calendar day period immediately following the expiration of the ROFO Closing Period (in the event that an Acceptance Notice was timely delivered to the Offering


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Stockholder but the ROFO Closing failed timely to occur) and (ii) at a gross price at least equal to the Offer Price.

            (e) For purposes of this Section 4.2, the value of any consideration other than cash that is payable or receivable in the Third Party Sale will be as determined by the Board in good faith.

                             V. REGISTRATION RIGHTS

            Upon consummation of any Transfer of Securities constituting 5% or more of the Initial Purchaser Shares by an Investor (other than a Transfer in a Public Offering) that is either (a) permitted by this Agreement or (b) consummated after the third anniversary of the date hereof, the Company and the Transferee thereof will enter into a registration rights agreement substantially in the form of the Registration Rights Agreement, dated as of the date hereof, between Purchaser and the Company with such modifications thereto as are acceptable to such Transferee and the Transferring Investor and do not materially increase the Company's obligations thereunder (excluding the effects of multiple parties).

                                 VI. TERMINATION

            6.1. Termination. The provisions of this Agreement specified below will terminate, and be of no further force or effect (other than with respect to prior breaches), as follows:

            (a) Articles II and III will terminate (but in the case of subparagraph (ii) through (vi), only as to the Investor that has given the notice contemplated thereby), upon the earliest to occur of the following dates or events:

            (i) ten years after the date hereof;

            (ii) notice that an Investor has determined to terminate this Agreement effective as of a date stated in such notice, at any time following the announcement by any person, entity or group (other than an Investor) that it intends to commence a tender offer for or otherwise acquire Voting Securities if, after the completion of such proposed tender offer or acquisition, such person, entity or group,


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      together with all persons and entities controlling, controlled by or under common control (or in a group with it), would own 20% or more of the Total Voting Power;

            (iii) notice that an Investor has determined to terminate this Agreement effective as of a date stated in such notice, at any time following the acquisition by any person, entity or group of 20% or more of the Total Voting Power or the filing by any person, entity or group (other than an Investor) of any document with a governmental agency (including without limitation a Schedule 13D with the Securities and Exchange Commission or a notification under the Hart-Scott-Rodino Antitrust Improvement Act) to the effect that such person, entity or group intends or contemplates acquiring Voting Securities, if after the completion of such proposed acquisition such person, entity or group, together with all persons and entities controlling, controlled by or under common control or in a group with it, would own 20% or more of the Total Voting Power;

            (iv) notice that an Investor has determined to terminate this Agreement effective as of a date stated in such notice, at any time following the execution, approval by the Board or announcement of an agreement, agreement in principle or proposal (whether or not subject to approval by the Board or other corporate action) that provides for or involves (A) the merger of the Company with or into any other entity, or
      (B) the sale of all or any significant part of the assets of the Company,
      (C) the reorganization or liquidation of the Company, or (D) any similar transaction or event that is subject to approval by the stockholders of the Company;

            (v) notice that an Investor has determined to terminate this Agreement effective as of a date stated in such notice at any time following the failure by the Board or the Company to observe any of the provisions of this Agreement hereof which breach has continued for at least five calendar days after notice thereof to the Company from Purchaser;

            (vi) notice that an Investor has determined to terminate this Agreement following either (A) the failure of the shareholders of the Company to elect any director


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      designated under this Agreement by an Investor, (B) the removal of any such recommended director from the Board, (C) the failure of the Board to replace any director designated by an Investor with a person designated by an Investor, or (D) the failure of the Board to effect without unreasonable delay and maintain the committee appointments required under
      Section 3.1(e); and

            (vii) at such time as Purchaser, together with its Affiliates and Associates, beneficially owns less than 50% of the Initial Purchaser Shares;

            (c) Article IV will terminate on the third anniversary of the date of this Agreement;

            (d) Article V will terminate at such time as all of the Registration Rights Agreements have terminated, in accordance with its terms;

            (e) Article VII will terminate at such time as no Investor owns shares of Series A Preferred;

            (f) Any portion or all of this Agreement will terminate and be of no further force and effect upon a written agreement of the parties to that effect; and

            (g) All other Sections of this Agreement will terminate at such time as all other Sections of this Agreement and all Registration Rights Agreements have terminated.

                VII. AVAILABILITY OF TREASURY STOCK; NYSE LISTING

            The Company will at all times retain and keep available for issuance the number of shares of Common Stock as are currently held by it in its treasury (each of which shall have been previously listed for trading on the New York Stock Exchange). The Company will not voluntarily take any action that could reasonably be expected to cause the Common Stock not to be listed for trading on the New York Stock Exchange.

                               VIII. MISCELLANEOUS

            8.1. Specific Performance. The parties agree that any breach by any of them of any provision of this Agreement would


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irreparably injure the Company or Purchaser, as the case may be, and that money damages would be an inadequate remedy therefor. Accordingly, the parties agree that the other parties will be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consent to the entry thereof, in addition to any other remedy to which such other parties are entitled at law or in equity, provided, however, that in the event the Company breaches or is unable to perform (even if legally excused therefrom)
Section 3.1, the obligations of Purchaser under Article II hereof will terminate without further action but the Company will have no liability for damages as a result thereof.

            8.2. Notices. All notices, requests and other communications to either party hereunder will be in writing (including telecopy or similar writing) and will be given,

            if to the Company, to:

                  Franklin Covey Co.
                  2200 West Parkway Boulevard
                  Salt Lake City, Utah 84119-2331
                  Attention: Val J. Christensen
                  Fax: (801) 817-8723

            with a copy to:

                  Parr Waddoups Brown Gee & Loveless, P.C.
                  P.O. Box 11019
                  Salt Lake City, Utah 84147
                  Attention: Scott W. Loveless
                  Fax: (801) 532-7750

            If to any member of Purchaser, to:

                  Knowledge Capital Investment Group
                  c/o The Hampstead Group
                  4200 Texas Commerce Tower
                  Dallas, Texas 75201
                  Attention:  Daniel A. Decker
                  Fax:  (214) 220-4949


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

            with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  Robert A. Profusek, Esq.
                  Fax:  (212) 755-7306

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 8.2.

            8.3. Amendments: No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

            8.4. Expenses. Except as otherwise provided herein or in the SPA, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

            8.5. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that none of the parties may assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the written consent of the other parties hereto, except that Purchaser may assign delegate or otherwise transfer any of its rights hereunder to any of its Affiliates which commits to the Company in writing to be bound by the terms hereof (but no assignment or transfer shall relieve Purchaser of its obligations hereunder) and upon such assignment or transfer references to Purchaser herein will be deemed to include any such


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

Affiliate. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            8.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto.

            8.7. Entire Agreement. This Agreement, the SPA and the documents contemplated thereby (and all schedules and exhibits thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by any of the parties hereto.

            8.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    FRANKLIN COVEY CO.

                                    By: /s/ Jon Rowberry
                                        ------------------------------------
                                    Name: Jon Rowberry
                                    Title: Chief Executive Officer


                                    KNOWLEDGE CAPITAL INVESTMENT GROUP

                                    By: /s/ Richard Fitzpatrick
                                        ------------------------------------
                                        Richard M. FitzPatrick
                                        Duly Authorized


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

                                                          EXHIBIT A
                                                          to
                                                          Stockholders Agreement

                          FORM OF ASSUMPTION AGREEMENT

      ASSUMPTION AGREEMENT (this "Agreement"), dated as of __________, by __________ ("Transferee") in favor of Franklin Covey Co., a Utah corporation (the "Company").

                                     RECITAL

      A. The Company and Knowledge Capital Investment Group are parties to a Stockholders' Agreement, dated as of May 11, 1999, (the "Stockholders Agreement");

      B. As contemplated by the Stockholders Agreement, concurrently herewith the Company and Transferee have entered into a Registration Rights Agreement.

      NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Transferee hereby acknowledges receipt from [__________] ("Transferor") of __________ shares of [Series A Preferred/Common Stock] and will, and hereby agrees to, become a party to, and be bound by, to the same extent as Transferor, the terms of the Stockholders Agreement, provided, however, that Article III of the Stockholders Agreement will not be applicable to Transferee, and Transferee will have no rights or obligations thereunder. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Stockholders Agreement.

      2. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without giving effect to the principles of conflict of laws hereto.

      3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                          [TRANSFEREE]

                                          By:___________________________
                                             Name:
                                             Title:


                                          [TRANSFEROR]

                                          By:___________________________
                                             Name:
                                             Title:

Agreed and Accepted:
FRANKLIN COVEY CO.

By:____________________________
   Name:_______________________
   Title:______________________


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